Exhibit 99.1

Sphere 3D Announces Event of Default under Existing Credit Facilities

SAN JOSE,Calif. – August 13, 2018 – Sphere 3D Corp. (NASDAQ: ANY) (the “Company”), a company delivering containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization, today announced that on August 1, 2018, Overland Storage, Inc., a wholly-owned subsidiary of the Company (“Overland”), together with Tandberg Data GmbH, as co-borrowers under that certain Credit Agreement dated as of April 6, 2016 (as amended from time to time, the “Credit Agreement”), with CB CA SPV, LLC (“Colbeck”), as lender, failed to make a required payment of interest due on such date. Such failure constituted an Event of Default (as defined under the Credit Agreement) as of August 6, 2018 under the Credit Agreement after expiration of a five day cure period. On August 7, 2018, Overland received a notice from Colbeck stating that, as a result of such failure, all amounts under the Credit Agreement are immediately due and payable. The foregoing also constitutes an Event of Default, as defined in and pursuant to that certain 8% Senior Secured Convertible Debenture in favor of FBC Holdings, S.à r.l (“FBC” and together with Colbeck, the “Lenders”). The Company, Overland and their subsidiaries are in continuing discussions for a potential resolution with the Lenders. Despite these efforts, there can be no assurance that the Lenders will ultimately agree to any such resolution.

About Sphere 3D
Sphere 3D Corp. (NASDAQ:ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premises implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries Overland Storage and Tandberg Data, has a strong portfolio of brands, including Overland-Tandberg, HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D, @HVEconneXions, @ovltb.

Investor Contact:
Tina Brown
+1-408-283-4731
Investor.relations@sphere3d-overland.com